Exhibit 99.1

News Release Contact: Michael M. Keating Senior Vice President Administration P.O. Box 206, Whippany, NJ 07981-0206 Phone: 973-503-9211

FOR IMMEDIATE RELEASE

Suburban Propane Partners, L.P.

Announces that Michael J. Dunn, Jr., its President and Chief Executive

Officer, will retire Effective September 27, 2014 and the Promotion of

Michael A. Stivala to President Effective April 1, 2014

Whippany, New Jersey, November 14, 2013 — Suburban Propane Partners, L.P. (NYSE:SPH) (“Suburban”), a nationwide distributor of propane, fuel oil and related products and services, as well as a marketer of natural gas and electricity, announced today that Michael J. Dunn, Jr., its President and Chief Executive Officer, will retire at the end of the current fiscal year, effective September 27, 2014.

As part of the Partnership’s succession plan developed by Mike Dunn and the Board of Supervisors, Michael A. Stivala, Suburban’s Chief Financial Officer will be named President effective April 1, 2014. Mr. Stivala, 44, has served in his current position as CFO since October 2007 and, prior to that, held several leadership roles since joining the Partnership in December 2001. Michael J. Dunn, Jr., President and CEO, said, “I am excited over the planned succession that is taking place here at Suburban Propane. Mike Stivala is a proven leader in our organization. Over the next 10 months, Mike and I will work closely to ensure a smooth transition of the leadership of the Partnership, while maintaining the organization’s focus on successfully integrating the Inergy Propane business.”

Harold R. Logan, Jr., Chairman of Suburban’s Board of Supervisors, added, “Since his career at Suburban began in 1997, Mike Dunn has been an integral part of the transformation and success of the Partnership. In particular, during his tenure as President and CEO, Mike has built a management team and culture that have provided Suburban and its Unitholders with a significant period of growth and value creation. The Board is confident that this management team has the experience and skill set to continue to move the business forward. Mike leaves behind a strong management culture focused on individual accountability, creativity and a never-ending pursuit of superior customer service.”

Suburban Propane Partners, L.P. is a publicly traded Master Limited Partnership listed on the New York Stock Exchange. Headquartered in Whippany, New Jersey, Suburban has been in the customer service business since 1928. The Partnership serves the energy needs of more than 1.2 million residential, commercial, industrial and agricultural customers through more than 750 locations in 41 states.

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